American Dairy Named National Leading Enterprise of Agricultural Industrialization

Granted Corporate Income Tax Free Status Through 2010

BEIJING, July 30, 2007 (PR Newswire) -- American Dairy, Inc. (NYSE Arca: ADY) one of the leading producers and distributors of milk powder and soybean products in China, today announced that Feihe Dairy was named “National Leading Enterprise of Agricultural Industrialization” by China’s Ministry of Agriculture, National Development and Reform Commission, Ministry of Finance, Ministry of Commerce, The People’s Bank of China, State Administration of Taxation, China Securities Regulatory Commission and the China Supply and Marketing Cooperative.

Mr. Leng You Bin, Chief Executive Officer of American Dairy, stated “This is one of the highest honors a Chinese company can receive from the state and today’s announcement speaks to our hard work to make Feihe Dairy a leading producer of infant formula in China. As a National Leading Enterprise, we anticipate a series of preferential policies from the Chinese government, most importantly, an exclusion from the central government’s corporate income tax policy through 2010. While we already enjoy a municipal government tax abatement through 2009, today’s news grants us central government corporate income tax abatement through the end of 2010.”

The Chinese government grants “National Leading Enterprise of Agricultural Industrialization” certificates to select companies specializing in agricultural production and processing. At present, only 580 enterprises in China have been awarded this certificate. American Dairy was awarded the certificate due to its size and contribution to China’s agricultural industry.

About American Dairy, Inc.
American Dairy, Inc. conducts operations in the People's Republic of China ("China") through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of milk powder and soybean products in China. Feihe Dairy is located in Kedong County, China, and has been in operation since 2001. American Dairy also has a milk powder processing plant, BaiQuan Feihe Dairy in Kedong County, and also has a milk powder processing plant in the city of QiQiHaEr, Heilongjiang Province. http://www.feihe.com/

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT
Ashley Ammon MacFarlane or Bill Zima
Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)